Exhibit 5.1

February 5, 2004

Board of Directors
New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas, 12th Floor
New York, New York 10036

Gentlemen:

This firm has acted as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, as amended (File No. 333-105733) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated June 6, 2003 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.  This opinion letter is delivered in connection with the proposed public offering of up to $150,000,000 aggregate principal amount of the Company’s 4.50% Senior Notes due February 1, 2011 (the “Notes”), as described in a prospectus supplement dated January 30, 2004 (the “Prospectus Supplement”).  This opinion letter is furnished to at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       An executed copy of the Registration Statement.

2.                                       The Prospectus and Prospectus Supplement.

3.                                       An executed copy of the Indenture, dated as of January 30, 2004, between the Company and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by an Officers’ Certificate (as defined below) (together, the “Indenture”).

4.                                       Form of Officer’s Certificate setting forth the terms of the Notes (the “Officer’s Certificate”).

5.                                       Specimen copy of the Notes.

6.                                       The articles of incorporation of the Company, as amended, as certified by the State Department of Assessments and Taxation of the State of Maryland on February 2, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.                                       The by-laws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.                                       Certain resolutions of the Board of Directors of the Company, adopted at a meeting held on January 29, 2004 and resolutions of the Pricing Committee of the Company adopted by unanimous written consent as of January 30, 2004, relating to the authorization and issuance of the Notes and authorization of the Indenture, as well as arrangements in connection therewith (collectively, the “Resolutions”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on (i) the Maryland General Corporation Law, as amended, and (ii) the laws of the State of New York.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the terms “Maryland General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Maryland and New York Constitutions and reported judicial decisions interpreting these laws.

For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture.  We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Resolutions and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of:  (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement dated January 30, 2004 constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.